                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE                              For Additional Information
                                                   Contact: Jim McDonald
                                                   Vice President & CFO
                                                   (740) 753-1951


                        ROCKY SHOES & BOOTS, INC. REPORTS
                  SIGNIFICANTLY IMPROVED SECOND QUARTER RESULTS

               Net income per share $0.25 versus $0.03 a year ago
                        Net sales 13.9% above prior year

NELSONVILLE, Ohio (July 24, 2003) Rocky Shoes & Boots, Inc. (NASDAQ: RCKY) today reported improved results for the three months and six months ended June 30, 2003. Net income was $1.1 million for the second quarter 2003 compared with $0.1 million for the same period last year. Net income per diluted share rose to $0.25 for the quarter versus $0.03 for the second quarter 2002.

Mike Brooks, Chairman and CEO, stated, "We are pleased with the Company's second quarter results, which benefited from double-digit growth in net sales, including a solid increase in branded sales, and further improvement in gross margin. The ROCKY(R) brand, consistent with our head-to-toe strategy, is being leveraged particularly in the occupational category through the introduction of important line extensions. As a result, our sales are expected to become less sensitive to seasonal factors over time."

SECOND QUARTER RESULTS

Net sales rose 13.9% to $21.9 million for the quarter ended June 30, 2003 from $19.2 million for the second quarter 2002. The solid improvement was led by an increase of approximately 22% in ROCKY(R) branded sales, representing the third consecutive quarter-over-quarter increase. Double-digit sales increases were realized in the Company's occupational and rugged outdoor categories. The Company recorded $2.1 million of Gates(R) branded sales in the second quarter 2003. There were approximately $2.6 million of net sales to the U.S. military in the second quarter 2002 and none this year.

Gross profit improved $1.8 million to $6.7 million, or 30.8% of net sales, for the second quarter 2003 from $4.9 million, or 25.7% of net sales, the prior year. This 510 basis point improvement particularly benefited from increased sales of sourced footwear, which rose to 62% of net sales from 42% a year ago, and no sales of military footwear in 2003.

Selling, general and administrative expenses were $4.9 million, or 22.6% of net sales, for the second quarter 2003 compared with $4.5 million, or 23.5% of net sales, for the same period last year. The increase in SG&A expenses was primarily due to sales commissions for the increase in branded product sales.

Income from operations improved to $1.8 million, or 8.2% of net sales, for the second quarter 2003 from $0.4 million, or 2.2% of net sales, a year ago.



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FUNDED DEBT

Funded debt rose to $25.7 million at June 30, 2003 from $20.5 million on the same date last year. This was principally due to funding the acquisition of Gates, approximately $3.5 million, earlier this year and the recently completed stock repurchase program, approximately $3.0 million, through the Company's line of credit.

INVENTORY

Inventory rose to $38.3 million at June 30, 2003 versus $31.3 million the prior year. The $7.0 million increase in inventory is to specifically support anticipated sales of branded products during the second half of 2003. Shipments for the rugged outdoor category are highest during the months of June through September annually. The inventory at June 30, 2003 also includes additional products in the occupational category and the inventory purchased from Gates in the second quarter 2003.

SIX MONTH 2003 RESULTS

The Company's results for the first half of 2003 improved versus the same period last year. Net sales rose to $35.6 million for the first half of 2003 from $32.9 million a year ago due to solid growth in branded product sales in 2003. Increased Rocky branded sales and $2.1 million of Gates branded sales in 2003 more than offset the $6.4 million in sales to the U.S. military in 2002. There were no sales to the U.S. military in 2003. Gross margin improved 650 basis points to 28.6% for the first six months of 2003 as a result of additional sourced product sales, improved manufacturing efficiencies, and no sales to the U.S. military. Net income rose to $0.5 million, or $0.11 per diluted share, for the first half of 2003, from a net loss of $1.1 million, or $0.25 per diluted share, the prior year.

OUTLOOK

The Company's outlook for 2003 remains positive based on the results for the first half, the April 2003 acquisition of Gates(R), and current orders for shipment in the second half of this year. As a result, net sales are expected to be at least $100 million, or $2 million above previous guidance. If the Company achieves net sales of at least $100 million for the year 2003 net income is expected to exceed $1.05 per diluted share for the year 2003 compared with prior guidance of at least $1.00 per diluted share, and $0.62 per diluted share for the year 2002. The Company cautions investors that the fiscal 2003 net sales and earnings outlook is based on present market conditions. If net sales do not reach $100 million, actual earnings may be less than the current guidance.

ABOUT ROCKY SHOES & BOOTS, INC.

Rocky Shoes & Boots, Inc. designs, develops, manufactures and markets premium quality rugged outdoor, occupational, and casual footwear, as well as branded clothing and accessories.

The Company's footwear, clothing and accessories are marketed through several distribution channels, primarily under the registered trademarks, ROCKY and GATES.

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This press release contains certain forward-looking statements with in the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding leverage of the ROCKY brand through important line extensions and expectations that sales will become less sensitive to seasonal factors over time (paragraph two) and the positive outlook for 2003 sales and earnings per share (paragraph 10). These forward-looking statements involve numerous risks and uncertainties, including the risks that sales plans will not be met, that present orders may be cancelled or delayed, that the general economy or consumer spending habits will depress the market for the Company's products, that there may be disruption in the shipment of products from overseas to the Company, that the weather in 2003 is drier and warmer than normal, and all of the other various risks inherent in the Company's business as set forth in periodic reports filed with the Securities and Exchange Commission, including, the Company's annual report on Form 10-K for the year ended December 31, 2002. One or more of these factors have affected, and could in the future effect, the Company's businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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                   ROCKY SHOES & BOOTS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                         THREE MONTHS ENDED              SIX MONTHS ENDED
                                                              JUNE 30,                       JUNE 30,
                                                        2003            2002           2003           2002
                                                        ----            ----           ----           ----

NET SALES                                            $21,863,148    $19,194,071    $35,618,089     $32,943,659

COST OF GOODS SOLD                                    15,128,164     14,256,438     25,417,577      25,665,373
                                                      ----------     ----------     ----------      ----------

GROSS MARGIN                                           6,734,984      4,937,633     10,200,512       7,278,286


SELLING, GENERAL AND ADMINISTRATIVE EXPENSES           4,944,319      4,517,033      9,194,925       8,416,534
                                                       ---------      ---------      ---------       ---------

INCOME /(LOSS) FROM OPERATIONS                         1,790,665        420,600      1,005,587      (1,138,248)


OTHER INCOME AND (EXPENSES):
         Interest expense                               (313,438)      (332,959)      (509,618)       (616,068)
         Other - net                                      88,230         78,198        180,103         167,029
                                                         -------        -------        -------         -------
                  Total other - net                     (225,208)      (254,761)      (329,515)       (449,039)
                                                       ---------      ---------      ---------       ---------

INCOME /(LOSS) BEFORE INCOME TAX BENEFIT               1,565,457        165,839        676,072      (1,587,287)

INCOME TAX/(BENEFIT)                                     469,638         48,752        202,822        (477,186)
                                                         -------         ------        -------       ---------

NET INCOME/(LOSS)                                    $ 1,095,819      $ 117,087     $  473,250     ($1,110,101)
                                                     ===========      =========     ==========     ===========

NET INCOME/(LOSS) PER SHARE
         Basic                                             $0.27          $0.03          $0.11          ($0.25)
         Diluted                                           $0.25          $0.03          $0.11          ($0.25)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
         Basic                                         4,067,353      4,502,608      4,214,417       4,498,240
                                                       =========      =========      =========       =========
         Diluted                                       4,361,037      4,680,002      4,424,355       4,498,240
                                                       =========      =========      =========       =========



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                   ROCKY SHOES & BOOTS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                         JUNE 30, 2003       DECEMBER 31, 2002       JUNE 30, 2002
                                                         -------------       -----------------       -------------
                                                          UNAUDITED                                   UNAUDITED
                                                          ---------                                   ---------

ASSETS

CURRENT ASSETS:
     Cash and cash equivalents                             $  1,450,044          $  4,276,722          $  1,514,834
     Trade receivables - net                                 21,356,964            15,282,618            15,072,183
     Other receivables                                        1,062,552             1,173,714             2,345,324
     Inventories                                             38,332,365            23,181,989            31,319,150
     Deferred income taxes                                      578,951               584,511               615,609
     Prepaid expenses                                         1,706,029             1,267,097             1,491,523
                                                              ---------             ---------             ---------
         Total current assets                              $ 64,486,905          $ 45,766,651          $ 52,358,623

FIXED ASSETS - net                                           18,270,014            19,049,287            19,965,259

DEFERRED PENSION ASSET                                        1,651,222             1,651,222             2,311,806

DEFERRED INCOME TAXES                                           153,495               153,495               295,784

OTHER ASSETS                                                  3,208,827             1,796,359             2,469,050
                                                              ---------             ---------             ---------

TOTAL ASSETS                                               $ 87,770,463          $ 68,417,014          $ 77,400,522
                                                           ============          ============          ============

LIABILITIES AND SHAREHOLDERS' EQUITY:

CURRENT LIABILITIES:
     Accounts payable                                      $  7,637,974          $  1,642,306          $  4,207,401
     Current maturities - long-term debt                        490,218               486,161               480,751
     Accrued taxes - other                                      471,780               346,168               606,690
     Accrued salaries and wages                                 904,834               807,611               852,859
     Accrued plant closing costs                                210,000               210,000               780,499
     Accrued other                                              753,743               523,118               282,721
                                                                -------               -------               -------
         Total current liabilities                           10,468,549             4,015,364             7,210,921

LONG TERM DEBT - less current maturities                     25,228,589            10,488,388            20,004,450

DEFERRED LIABILITIES                                          1,842,769             1,520,338               180,500
                                                              ---------             ---------               -------

TOTAL LIABILITIES                                            37,539,907            16,024,090            27,395,871

SHAREHOLDERS' EQUITY:
     Common stock, no par value                              32,653,419            35,289,038            35,373,578
     Accumulated other comprehensive loss                    (2,311,749)           (2,311,749)             (831,161)
     Retained earnings                                       19,888,886            19,415,635            15,462,234
                                                             ----------            ----------            ----------

         Total shareholders' equity                          50,230,556            52,392,924            50,004,651
                                                             ----------            ----------            ----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                 $ 87,770,463          $ 68,417,014            77,400,522
                                                           ============          ============            ==========


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